EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
January 25, 2017, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Fourth Quarter and Full Year 2016 Earnings Call
January 25, 2017 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the LegacyTexas Financial Group Fourth Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please also note today’s event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead.

Scott Almy
Thanks. Good morning, everyone, and welcome to the call. Before we get started, I’d like to remind you that today’s presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available on-line, including our Safe Harbor statement on Slide 2. For those joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today's call are subject to that Safe Harbor statement.

I'm joined this morning by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we'll be happy to address questions that you may have as time permits.

And, with that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call today. I’ll start the call with some general comments and cover the first part of the slide deck before turning the call over to Mays. As Scott indicated, at the conclusion of our prepared remarks, we will entertain your questions.

We had a very solid quarter, earning $25.3 million and growing our loans $308 million, or 5.4 percent, on a linked-quarter basis. As we look at the full year of 2016, we had a tremendous year and accomplished many of the goals we have been talking about for years. Specifically, we surpassed $8 billion in assets, achieved a 1.24 ROA, and achieved a sub-50 percent efficiency ratio. Our balance sheet is now comfortably over $8 billion as we grew our loans for the year $999 million, or 20 percent year-over-year. Earnings for the year were up 38 percent, while non-interest expense was up only 3.2 percent. Our efficiency ratio is now below 50 percent, at 47 percent for the year and 45.8 percent for the fourth quarter. During the fourth quarter, we did have some migration in the severity of some substandard loans to non-accrual but do not feel this is a trend at this point. A bit more on this topic later.

For now, let’s turn to page 4 of the slide deck. During 2016, we achieved and still retain our number one market share ranking among all banks in Collin County, and we have the number two market share among Dallas-based banks in the very attractive DFW market. For years, we have talked about the importance of establishing size, scale, and density in this great banking market.

As I mentioned earlier, Q4 earnings totaled $25.3 million, with GAAP and core EPS of 54 and 55 cents, respectively. Loan growth, as we expected, returned back to very strong levels this quarter and totaled $308 million versus only $63 million last quarter. For the full year, we reported earnings of $97.8 million for GAAP EPS of $2.11. Loans grew $999 million, or 19.7 percent, for the year, and deposits grew $1.14 billion, or 21.8 percent. And our efficiency ratio was 47.3 percent for the year.

Turning to Slide 5, you can see that when we compare the fourth quarter of 2016 with the fourth quarter of 2015, net interest income was up 16.2 percent, our non-interest income was up 5.9 percent, and our core net income was up 54.7 percent.

On Slide 6, looking at the full year, I would highlight net interest income was up 17.1 percent, non-interest income was up 15.9 percent, and, notably, our non-interest expenses were only up by 3.2 percent over 2015. This combination of growing our revenues while diligently controlling our expenses led to GAAP net income being up 38 percent and our core net income being up 34 percent over last year.

On Slide 7, you can see the tremendous growth of our loan portfolio over the last several years. On our last call, we talked about the reasons behind loan growth being muted at $63 million in Q3. We suggested this was not likely a trend and that loan growth should return to more robust levels in Q4. Well, in Q4, our gross loans, excluding warehouse loans, grew $308 million, or 5.4 percent, on a linked-quarter basis.

Slides 8, 9, and 10 cover our energy portfolio. Our energy portfolio includes 51 secured reserve-based customers and 5 midstream borrowers. The reserve-based portfolio totals $527 million, and the midstream portfolio totals $39 million, for a total energy portfolio of $566 million. This is up $79 million from last quarter. The reserve-based portfolio is right at 50 percent oil and 50 percent gas, with the reserves well diversified across many regions. The Permian Basin remains the base of the largest amount of our reserves, at 20 percent. Almost $400 million, or 70 percent, of our energy loans are backed by private equity firms with significant capital invested in our borrowers and additional equity commitments available.

Looking at Slide 9, we reiterate that we are almost exclusively a first lien lender, with only one $5 million commitment to a second lien facility, and we are also a first lien lender to this borrower. Importantly, we have consciously avoided lending to front-end oilfield service companies, with only $2.4 million of loans outstanding to this segment. Our portfolio is split, with 41 percent of our loans being direct borrowers, 48 percent being SNCs led by others, and the remaining 11 percent are shared national credits led by us.

You can see our customers continue to be well hedged. Our gas portfolio reserves are 94 percent hedged for 2017, 91 percent hedged for 2018, and 69 percent hedged for 2019. On the oil side, our customers are a bit less hedged, with 60 percent of reserves hedged for 2017, 26 percent hedged for 2018, and 8 percent hedged in 2019.

On Slide 10, you can see while our total substandard and substandard non-accrual energy loans improved from $98.8 million last quarter to $67.6 million at year end, there was a shift in severity, with non-accrual energy loans now representing $67.6 million versus $22 million at the end of Q3. Our allowance for loan losses allocated to energy loans totaled $19.2 million at year end, or 3.4 percent of energy loans. Importantly, all of our non-accrual energy loans remained current on principal and interest payments at year end.

I will conclude my prepared remarks with Slide 11, which covers our Houston commercial real estate exposures. We continue to have low LTVs in our Houston portfolio, with 64 percent LTVs for the entire portfolio and 69 percent in the energy corridor. The portfolio is split about a third/a third/a third between office, multi-family, and retail. Our total Houston CRE portfolio is $469 million, with $84 million in the energy corridor. Debt service coverage ratios remain strong at 1.68 for the entire Houston portfolio and 1.57 for the energy corridor. We remain confident that our CRE model and underwriting will withstand CRE stresses, including the stresses experienced in the Houston marketplace.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to page 12, you will see we had a strong quarter and year for deposit growth, with deposits growing $237.4 million in the fourth quarter and $1.14 billion, or 21.8 percent, year-over-year. Non-interest bearing deposits ended the quarter at 21.7 percent. Our cost of deposits, including non-interest bearing demand deposits, increased to 43 basis points in 2016, up from 29 basis points in 2015.

Slide 13 shows the growth in net interest income as a result of the organic loan growth and strong Warehouse volumes. Net interest income for the fourth quarter was $74.1 million. This was $600,000 higher than linked quarter and $10.4 million higher than fourth quarter 2015. That’s a 16.2 percent year-over-year growth in net interest income. Net interest margin was 370 compared to 380 linked quarter and 394 for the same quarter last year. Accretion of interest related to the LegacyTexas and Highlands’ acquisitions contributed 4 basis points to the net interest margin. Net interest margin, excluding accretion of purchase accounting fair value adjustments on acquired loans was 366 for the quarter ended December 31, 2016, down 8 basis points from the 374 for the linked quarter and down 18 basis points from the 384 for the quarter ended December 31, 2015.

Slide 14 shows the components of our efficiency ratio. Net interest income was $74.1 million and core non-interest income, which excludes one-time gains and losses on securities and other assets, was $12.3 million for the quarter. Non-interest expense was $39.5 million for the quarter. You can see the steady decrease in the efficiency ratio since 2014, with a core efficiency ratio for Q4 ’16 of 45.8 percent, down from 46 percent linked quarter, and 51.9 percent for Q4 ’15.

Turning to Slide 15, you will see we experienced some year-end downgrades, as Kevin mentioned, which increased our non-performing assets $67.9 million from last quarter to $122.2 million. As noted on this slide, we had two energy loans totaling $53.3 million that were placed on non-accrual during the fourth quarter. We had net charge-offs of only $242,000 and booked a $7.8 million provision for credit losses for Q4 ’16. Our allowance for loan losses grew to $64.6 million at December 31, 2016, compared to $47.1 million at December 31, 2015. We ended the quarter with the allowance for loan loss equal to 1.18 percent of total loans held for investment, excluding acquired and Warehouse Purchase Program loans.

Slide 16 shows our capital position at December 31, 2016. I will highlight here that our Basel III Tier 1 common ratio is estimated at 9.1 percent. We ended the quarter with 8.6 percent TCE to total assets and an 8.7 percent Tier 1 leverage ratio. All of our regulatory capital levels remain in excess of well capitalized levels.

And, operator, with that being the conclusion of our prepared remarks, let’s go ahead and open up the line for questions.

QUESTIONS AND ANSWERS

Operator
Absolutely. Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speaker phone, we ask you to please pick up your handset before pressing the keys. To withdraw your question, please press star, and then 2. At this time we will pause momentarily to assemble our roster.

And today’s first question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning.

Kevin Hanigan
Good morning, Brad.

Brad Milsaps
Hi, Kevin, maybe you could talk - I appreciate all the color around asset quality, but maybe you could maybe give some more specifics about the energy credits that slipped into non-accrual this quarter, maybe sort of why now, you know, what’s the hedging like on those two loans, and maybe how they relate to anything else that might be remaining in the portfolio, just to sort of get a sense of kind of what the trend could be going forward.

Kevin Hanigan
Yes, Brad, we did have two energy credits move from substandard to substandard non-accrual, and I would say that’s not all that unusual very late in the cycle like this, where you kind of separate out the haves from the have-nots: who has raised some capital and gotten back to drilling and the folks who haven’t yet raised some capital and may need some liquidity to get back to drilling. So in these two cases, they slipped a little bit as we looked at our fall borrowing base redeterminations. Again, those were at lower price decks than we have now, so much of this price recovery was post those fall reviews of these two credits. Those two credits we viewed as slightly impaired between that - what was that - roughly $52 million of oil-and- gas credits that slipped into the non-accrual category. We totaled impairments against those two loans of about $2.5 million, so there’s not a significant level of impairment against them, but the shift was really caused by our view of impairment. They were not impaired when we looked at them in the spring redetermination. They were slightly impaired in the fall redetermination, and as a result of the impairment, that is a trigger for putting them on non-accrual. So that kind of covers those two.

As I look across the energy portfolio, I think it probably gets better from here. We had some OAM credits that still remained that I think are in the process of working their way either off of our books through the sale of a company and/or improvement through what will be the spring borrowing redetermination period and/or equity coming into those companies.

So I think we’ve seen the worst, and, if anything to me, this signals or should be a signal that the energy cycle is about over. There’s always a lag, if you will, between where prices are and what’s happening in the marketplace, so there was a lag coming into this, there will be a lag coming out of it. I think this is the last of it.

The other two credits that slipped, I want to call them kind of one-offs. I don’t think this is a trend, I don’t think this portends anything into the future other than we’ve got to get them resolved. One of them is a home builder who just got out over his skis in terms of getting a little too much land, a little too much spec inventory, and a couple of models - model homes. So those are kind of dead assets to a home builder and don’t provide any source of real liquidity. That one popped up in - frankly, I think December 12 is the day it popped up, so it was a really late-in-the-year kind of, “Oh, this is below average,” if you will. It totals about 12 million bucks, and not that there’s ever a good time to have a non-accrual loan - let’s call bad - bad is bad, it’s a below average day when something goes on a non-accrual status, but if you’re going to have a home builder go to non-accrual, you want to do it when the market’s really robust rather than when the market’s weak.

So his land positions are in attractive areas in town, his houses are in attractive areas in town, and I think we work our way out of this one pretty quickly. I would think we’ll have very, very substantial improvement between now and March on this. There’s a lot of interest in his inventory. There’s a lot of interest in his land holdings, and our basis is really pretty good. The credit’s not impaired at all, it’s just he’s really strapped for liquidity. The ownership of the company is working with us and the other banks that are involved, and I think this one works its way through quickly. It wouldn’t be that case if we were in a bad home builder market, but Dallas is still really robust. He’s a Dallas-based builder. All his product is here in Dallas, so I don’t worry about that one as much, because I think it works its way through really quickly.

The final one is a healthcare deal that made an acquisition. We got involved in a syndicated deal in an acquisition of a hospital in Houston, and that acquisition is just substantially off plan in the early days of the integration of it, and because it’s substantially off plan, again, this was a December event to us as well, so these were two things that happened between the first couple of weeks in December. We just elected, because it’s so far off of plan, to put it on non-accrual as we study what’s gone wrong and whether and how to correct it, and it may result in the sale of some of their assets to delever the company and put some more liquidity into the company. Again, we didn't view that one as impaired at year end either.

So, as I just look at the landscape of a roughly $122 million of non-performers, you know, $100 million of them are paying and have been paying, current for all principal and interest, and we got, obviously, the remainder of about $22 million that is past due, was past due at year end, so not that that’s good news necessarily, but most of them are paying. It’s just they’re a little off of plan or a little outside of our policy, and we’re relatively aggressive as we’ve been in the past.

I think as you saw throughout the energy cycle, we were pretty aggressive in getting ahead of loan grades, and I think we’re ahead of these. I suspect when we’re talking about this in April, these numbers will look better, as will some of the OAEM numbers that I expect either migrate out of the bank or improve to pass credits as we go through the spring borrowing base redeterminations at higher price decks.

Brad Milsaps
Thanks, that’s helpful. If I could just maybe ask one follow-up, maybe switching gears to the margin. Just kind of curious kind of how you guys are thinking about that. There’s been a fair amount of uptick, I guess, in the cost of interest-bearing liabilities. I know some of that’s driven by some of the sub-debt you’ve done, but I’m kind of curious of your thoughts there, particularly on the deposit side. Are you having to price up more for funding, does that continue, and then sort of how you anticipate the Fed rate hike we saw in December affecting the NIM in the first part of the year?

Kevin Hanigan
Yes, I’ll give some very general comments on it and turn it over to Mays on that. The sub-debt was a small factor in that NIM compression, excess liquidity was a factor, and deposit pricing is a factor. I think you all know, is one of the things we did - one of the many things we did to get deposit growth out ahead of loan growth, finally, and we’re glad that it happened, but it happened at a price of bidding up some deposit categories, and we got into the financial institution, if you will, deposit business, taking deposits that banks may have had at the Fed or elsewhere and getting them to move here at a slightly higher rate than the Fed is paying, and all of those deposits - and that’s roughly $400 million, guys - a little over $400 million in financial, but that’s got a 100 percent beta, essentially, to the Fed move, so Fed moves - I think we might have delayed three days the Fed move late in the week, and I think we waited until the following Monday, but we heard from most of those banks wondering why we didn't move quicker. So that segment’s just a - we’re paying roughly 1 percent on that money, and it moves in concert with the Fed moves. So, Mays, do you want to break it down by basis points?

Mays Davenport
Yeah, Brad, we actually had did have probably higher balances in that correspondent business than we would have wanted to in the fourth quarter, Just they brought money in, and we were not ones to turn around and send it back. So kind of a little bit of more expensive money we had sitting on our balance sheet, and then I think what you saw was some other banks last quarter, what that resulted in - higher liquidity, on-balance sheet liquidity, so our overnight deposits were actually higher on average by about $137 million for this quarter. So I see that as a big factor in the reduction in the NIM. That was maybe about 3 basis points, and then we also had the reduction in the origination fees. If you remember, in the third quarter, we had a large amount of commercial real estate loans that paid off, and with those payoffs, was recognition of any - or those early payoffs, any recognition of deferred loan fees. So that was a tailwind in the third quarter that we did not have in the fourth quarter, and then also Kevin mentioned this full order of sub-debt had an impact on that as well.

So, going forward, we’ve already recognized the impact of the sub-debt. I think excess liquidity will head down. We’re already seeing that this quarter with some of that excess liquidity moving out, and then I think our loan payoffs should be similar in the first quarter to the fourth quarter, so I don't see much impact there. So, from a kind of looking-forward NIM perspective, I don’t see a lot of changes to the NIM for the quarter kind of on a core basis.

I will say that there - and we mentioned it in our earnings release - we did purchase a loan at a discount, I think it was a $5.4 million discount, and that loan matures in May of ’17, so when you go through your accounting rules, you recognize that discount over the period of time through maturity. That happened in December of this quarter, so that was 23 days of that recognition. We’ll have a full quarter of recognition of that discount in the first quarter, so I think from a tailwind, you’ll see a big increase in NIM for the quarter. A lot of it will be related to - or really most of that increase will be related to that one loan, but I think from a core basis, I think a lot of the changes that we experienced during the quarter will pretty much be steady for the first quarter.

Kevin Hanigan
Yes, and on that one loan, I think it was a little over a $5 million discount.

Mays Davenport
$5.4 million

Kevin Hanigan
$5.4 million, so we bought it in December. It matures in May, so you can do the math by the number of days between there, and we’re essentially accreting about $38,000 a day of that discount into income. So it’s going to have a false positive effect, if you will, on Q1 NIM.

Brad Milsaps
That’s great. I’m guessing that’s an energy loan?

Kevin Hanigan
It is.

Brad Milsaps
Great. Thank you, guys.

Operator
And our next question today comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning. Thanks for taking my questions.

Kevin Hanigan
Good morning, Michael.

Michael Rose
I just want to follow up on Brad’s question on credit. So if you walk through the four credits, I think the way you made it sound is you don’t expect a lot of loss content both on the energy side and then those two one-off credits. Is that the way to think about it?

Kevin Hanigan
That’s how we are thinking about it. Again, there are very strict rules about testing for impairment, and while we did see minor impairments, again, $2.5 million related to those energy credits, the other credits aren’t impaired. Again, most of these credits - I guess that’s $100 [million] out of $122 [million] is just shy of 80 percent of them are current to principal and interest. They’re just experiencing some other form of stress or outside-of-policy advance rates on collateral or leverage or something. It’s a - the difference, to sum up real simply for everybody that may not play this game every day, the difference between an OAEM credit and a substandard credit is one has a potential weakness, and the other one has a defined weakness. So, if that narrow of a difference decides what bucket you put these into, and these have defined weaknesses, it’s either leverage or liquidity or outside of policy or it’s collateral or it’s some combination of all of the above, but we don't see much in the way of loss in these things, and I firmly believe, because we’re working closely with the home builder, that one moves its way through the cycle pretty quick, because it’s just well-located. He just got out over his skis a bit.

Michael Rose
Okay. Perfect. And then just switching over to Warehouse, do you think - obviously, the spike in rates probably caused you to come in a little bit below what you had talked about last quarter, $1.2 [billion] to $1.3[billion] in balances, just wanted to see kind of what the outlook for the Warehouse from here, and given the fact that we’ve seen higher rates - I know last quarter you added a couple of clients, did you add any this quarter, and how should we think about kind of average balances for the Warehouse as we move through 2017?

Kevin Hanigan
Yes, let me talk to average balances first, because that’s probably the most pertinent as it impacts go-forward earnings. The third and fourth quarter are about the same in terms of our average balance, so the fourth quarter was unusually good, and the volume was split. I think it was 64/36 between purchased and refi. And I think this quarter will be slower. Again, I thought that last quarter would be slower. I thought we might be down $100 [million], $150 million, and we weren’t. I will be right this quarter. I don’t know if I’ll be right - I’ll be right in terms of direction, and I don’t know that I’ll be right in terms of number, but I think a good number for us is to think about average balances being down between $180 [million] and $220 million, and I think that would be consistent with (a) what we’re seeing so far in January, and (b) with the Mortgage Bankers Association forecast for declines in volumes.

In our case, Michael, you’re right, we did add a couple of clients. We actually only added one that became part of a funding, anyhow, in the fourth quarter. We’ve got two more clients that are in our pipeline going through the final phases of setting up systems between us and them to become fundings. Those two clients’ commitments total $120 million, so we’ll get some, if you will, benefit from adding a couple of clients. My guess is we can expect out of those, 50 percent of the $120 [million] to be funded at any given time. I think that’s a fair number, whereas maybe last year we would have been counting on 60 percent or 65 percent fundings. So that will offset, if you will, a little bit of the seasonal decline, but notwithstanding that, I think a good number to be thinking about is about a $200 million quarter-over-quarter average balance decrease. It could be a little lower at $180 [million], it could be a little higher at $220 [million], but we’re thinking about it as $200 [million], and I think that’s a good place to be.

Michael Rose
That’s really helpful, and then just one final question for me on the healthcare investment portfolio. Obviously, this quarter was stronger than I would have expected. I think you kind of talked about it. Was there any pull-forward of any loans that were in the pipeline that might have closed sooner that might have skewed that, or as we move into ’17, is it still a mid-to high-teens growth rate based on your hiring plans, the markets still being relatively strong? Is that a good way to think about it, or could it be stronger -

Kevin Hanigan
I can tell you what our -

Michael Rose
- just given the...

Kevin Hanigan
Yes. Look, the fourth quarter was a little stronger than we had anticipated. I think we told you that we would rebound, and that rebound would probably be a $180 [million] to $200 million quarter, and it ended up being $308 million, I guess. None of that was a pull-forward of volume. In fact, if anything, volume kind of - closings kind of slowed down from the 15th to the 30th, so there wasn’t a whole lot going on in terms of activity outside of the Warehouse within the bank in terms of new fundings. I think of this quarter as probably being a $200 million quarter and this year being about a 14 percent, and that’s exactly what our budget calls for, is a 14.1 percent increase in loans held for investment outside of the Warehouse. And, roughly, that’s going to be somewhere in the neighborhood of $200 million a quarter, maybe slightly above that number, and it looks like we’re on target for it.

Michael Rose
And what role does energy play in that? And that’s it for me. Thank you.

Kevin Hanigan
Yes, pretty minor. We’re actually anticipating some energy paydowns in this quarter, so I think energy net - to give you an example, what we expect in the first quarter is energy fundings net to be up about $5 million bucks, and there will be some new volume in there, but we’ve got a couple of reasonably sized paydowns or payoffs in the works here of some - largely of some OAEM credits that are getting better and either are being sold or being reworked that should put them in better shape, so energy’s not a huge driver of that. It’s kind of interesting. As you know, we added $78 [million] or $79 million worth of net energy volume in the fourth quarter, and the pricing on those things was probably getting LIBOR 400-ish on average out of that $80 million bucks. A couple are a little higher, a couple a little lower, and we’re putting up 3.44 [percent] of reserves, so a lot of the reserve we put up in Q4 was 3.44 percent against those new energy loans. In the short run, you don’t make a whole lot of money on those.

Michael Rose
That’s helpful. Thanks for taking my questions, guys.

Kevin Hanigan
You bet.

Operator
And our next question comes from Michael Young of SunTrust. Please go ahead.

Michael Young
Hi, good morning.

Kevin Hanigan
Good morning.

Michael Young
I wanted to switch gears to expenses. The efficiency ratio obviously continues to be very low, and it sounded like in the past, you guys could continue to move that lower. Are we sort of maxing out here in terms of how low that can go, or, Mays, if you want to give us some outlook relative to dollar of expenses like you have in the past, maybe?

Mays Davenport
Yes, I don't like to say we’re maxing out, because that’s one of the areas I’d love to get to a sub-40 percent efficiency ratio, but if you look at our comments on the call from last quarter, we talked about the tailwinds of the ESOP reduction expense, and we talked about a reduction in the debit card losses, and then we talked a little bit about headwinds, insurance expenses as you get into the fourth quarter and everybody’s met their deductibles. And we talked about share-based compensation, and we really saw that during the quarter with the Trump effect of the stock, et cetera, but the one tailwind we didn’t see was the bonus accrual. That was down $900,000 due to a recalculation of bonuses based on the increase in non-performing assets. So kind of all those things we talked about on the last call, we really saw during the quarter.

So, the one thing I would say going forward is I’ve been trying to keep non-interest expense below $40 million, and I think this is the quarter where you are going to go over $40 million in non-interest expense, barring some significant reduction in stock price that changes that for the quarter. We’ll get back on a normal bonus accrual, because we expect to have all those credits resolved by year end. And then debit card losses are staying in line.

So, really, for the quarter, we’re going to have payroll taxes starting over, so that’s always a headwind. Health insurance, hopefully as people start over with their new deductible for the year, we’ll see some decrease in the health insurance, but the fourth quarter, really the third and fourth, were just really tough years. We had a lot of large cases towards the end of the year that hopefully won’t repeat, and that’s just one area when you’re self-insured that you’ve just got to deal with. So, I do see non-interest expense going up over $40 million, but having said that, our net interest income and non-interest income will be going up, so I think we can keep our efficiency ratio where it is, and we’re working hard to decrease that.

Kevin Hanigan
Yes, Michael, we’d like to get it certainly below 45 percent, and we’re working hard to do that, and Mays, in our executive meetings on Monday mornings, Mays is pushing the entire team to eventually get down into the low 40s or better. He doesn’t let much slip by, and this is the year, I think, we get below 45 [percent] but not by a whole lot.

Mays Davenport
Right.

Michael Young
And then, Kevin, also could I maybe just get your updated thoughts here with the stock price move for you all but also for the industry as a whole and just kind of your thoughts on the three M&A buckets, et cetera? Any updated thoughts there?

Kevin Hanigan
Yes. Look, there’s still one or two interesting acquisitions for us. I’d like to make one of them happen, but we’re really selective about who that is and how much we’ll pay. I’ve always said we’re not a serial acquirer. I think we’ve proven that. It’s been now two years since we’ve done one. So I’d love to get into the game.

I think, obviously, M&A has picked up. I think it will pick up more as we get more clarity on tax policies and a few other things, because it makes capital planning a little more realistic. As an industry, we pay a whole lot in taxes, and if we’re not going to be paying that much in taxes, it changes a lot of things in terms of capital planning and capital-raising activity. So we obviously have the currency to be in the game. We haven’t been in the game yet. We’re trying. Again, we’re selective.

I’d say in bucket one there’s very few things that interest us that is an outright acquisition. In bucket two, in terms of mergers of equals, there are just slightly less than a handful, or call them four, that may be interesting to us. And in the final bucket, it’s all a matter of valuation, how many banks in the country can afford to buy a Texas bank or a bank with high valuations? That’s not a huge number, and that’s more likely to be someone really big where we’re a rounding error. So I’d say most active right now in bucket one, on the couple that interest us, and we don’t control bucket three. Bucket three is somebody knocking on our door, and we don’t really talk about that.

Michael Young
Okay. Great. Thanks.

Operator
And our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, guys, good morning.

Kevin Hanigan
Morning.

Brett Rabatin
Just wanted to get just color on one item. On the energy credits, I just was curious, were those shared credits, or can you give us any thoughts on kind of how you got those, how those loans came about?

Kevin Hanigan
One shared, one direct.

Brett Rabatin
Okay. And then if I heard you guys correct on thinking about expenses in ’17, you want to get the efficiency ratio below 45 percent, but I’m curious about spending needs for continuing to grow talent and kind of how you see the organic side outside of M&A in terms of what you’re looking to add this year.

Kevin Hanigan
Yes. Look, we’re always in the market for talent, but we don’t let the hiring get too far ahead of where our expense level is, and when we bring in talent, we expect them to produce relatively early to be able to pay for themselves in the first six months. It’s our belief that if you’ve hired the right people and they actually have a following, the following will come, and they’ll get their best customers to follow them early in the process. And if we hire somebody and they’ve gone six months without pulling anybody over, they probably didn’t make it for the next six months, so we expect when we hire, for people to pay for themselves pretty quickly. We don’t do it usually in big chunks. I think we added one person in the fourth quarter. It comes and goes, and if I have to explain a slight spike in expenses because we hired a team, I’ll sit here and be proud to say that we hired a team and we think it’s going to turn around and pay for itself.

So outside of that, expenses do naturally go up over time. They will come up. We’ve got the debit card thing behind us. It’s coming out way better than we thought. We thought losses might be running at $150,000 a month, and they’re closer to $100,000, and that’s way down from $350,000 to sometimes $400,000, so that was a big deal. We got all the branches closed. We don’t have any branch closures slated for this year. We tend to do those when leases are expiring so we don’t have to pay forward, if you will, on a lease. In the event we could see something to sublet, we would do that in the case of one or two branches but nothing active on that front. This is going to be to control them as best we can control them, by using technology instead of people and growing the topline.

Brett Rabatin
Okay. Great. And then just the last clarification around the margin. With the Warehouse being down in the first quarter, the Fed hike, and everything else, I just want to make sure I understood your sort of thought process on the near-term margin. It sounds like you would expect it to be a little bit higher at least, kind of given the dynamics in 1Q.

Mays Davenport
Yes, I think the kind of core 370 would be the same, but then with that one loan and the accretion of that discount, that’s going to be pretty noisy in the first quarter. So you may see that number spike up for the first quarter, but from a core perspective, and as Kevin said, you can do the math on that one, but from a core perspective, I think 370 is probably in line.

Kevin Hanigan
Yes, you could do the math on that one, and the only thing I would say is the math won’t get worse than that. It could get better from that. If something we’re working on happens, it might pull forward all of it in the first quarter as opposed to just most of it in the first quarter.

Brett Rabatin
Okay. Great. Thanks for all the color.

Operator
And our next question comes from Scott Valentin of Compass Point. Please go ahead.

Scott Valentin
Thank you. Thanks for taking my question.

Kevin Hanigan
You bet.

Scott Valentin
Back on kind of potential changes in regulatory and tax outlook, I’m just wondering, one, if there’s an increase in the $10 billion threshold. Let’s say it goes to $50 billion or $250 [billion] or whatever, let’s say they just raised the threshold, does that change your outlook for M&A? Are you still hunting for a deal, or does that kind of ease the pressure, and you guys can think about growing more organically?

Kevin Hanigan
I think if we can find a deal that is high single digits to low double digits accretion to us, we’re going to do M&A regardless of the $10 billion threshold. If the right opportunity is in front of us and we see kind of 20 percent kind of IRRs and, again, low double digit, high single digit accretion, you can bet we’re going to do it. So I don’t know that it changes.

We haven’t heard a whole lot of talk about the $10 billion being a relief point - much more chatter in the industry and around the industry about the relief at the $50 billion level. I’m not saying that it’s more likely, but it seems to us that’s more likely, and if there is relief around $10 [billion], is it really just on the $10 [billion] on the DFAST side, or does it affect Durbin? My sense, and again this is just one man’s thought, my sense is we’re going to get - we’re not going to get any relief on Durbin. As we think about the number of retailers in everybody’s congressional district versus the number of banks, the retailers outdo us from that standpoint, so we’re not anticipating any relief on Durbin, and Durbin’s a big part of that for us. We’ve always talked about the cost being about $7 million to go through $10 [billion], and Durbin’s about $5 [million] of that in our case, so I don’t expect any relief from there.

What I would say is if the $50’s [billion] get relief to something higher, whether that’s $100 [billion] or $150 [billion], I think that changes the M&A game a little bit, where a lot of folks who might be mid-$30s [billion] or $40s [billion] who are looking at the real cost of going through $50 [billion], and I don’t know the real cost of going through $50 [billion], but in talking to people, I hear it’s $45 to $50 million bucks. That’s a real game changer for those companies who would be on the sidelines, not wanting to go through the $50 [billion] to having a lot of room to go. That would mean the number of acquirers to become aggregators of smaller banks is greater, and obviously that changes the dynamics of bucket three in our case that we’ve talked about. So we’ll see how all that plays out.

As far as tax relief, I think that impacts - the banking industry in general is a high tax-paying industry. We don’t have high R&D costs and other things that - you know, that’s a meaningful change in terms of capital planning and capital formation for the business, and, obviously, it makes M&A even easier, because if you’re dong M&A, it might today - you might be thinking about raising capital around the M&A. You might not have to raise as much of it if we were getting tax relief. So we sit back with interest to see how this all plays out and how quickly this plays out.

Scott Valentin
Okay. I appreciate that color. And then in terms of sticking on M&A, you mentioned whole bank. Is there anything else - you mentioned diversifying income, increasing fees, would you consider non-bank acquisitions, and, if you would, what areas would you look at?

Kevin Hanigan
In the past, when I’ve considered non-bank acquisitions, it’s largely been in wealth management, and wealth management, it’s hard to build, because it’s very dilutive to earnings as you build it. It takes years to get enough assets under management, so the way you want to get in that business is either through acquisition or through acquiring, even better, a bank that has wealth management already, right? So you’re getting a bank and the tie-in with wealth management.

Every time I’ve looked at buying just a wealth management firm, I end up walking away before we pull the trigger, because if one or two people leave, you end up really getting hurt. There’s a really close relationship between big-time wealth managers and their clients. There’s a lot of trust there, and they tend to follow their people, and when you insert somebody who’s not used to being in the banking world into the banking world and start putting that culture around them, sometimes they don’t like it. And so the execution risk of buying them is, in my view, very, very high, so it’s unlikely. So long answer to say, it’s unlikely we’re going to buy anything in the non-bank space.

Scott Valentin
Okay, and then just one final question. You guys had, obviously, very strong help from investment loan growth, just wondering kind of geographically where it was, maybe any asset type that stood out? I guess the loan purchase is in that number?

Kevin Hanigan
The loan purchase is in that number. The loan purchase was probably net $12 million bucks, guys? Yes, $12 or $13 million bucks. That was in the oil-and-gas space. So most of the growth was right here in our backyard in CRE. We’re a Texas CRE lender and mostly focused in Dallas; occasionally we go to Houston. As we said earlier, there’s roughly $480 million in Houston real estate exposure on our books. We’ve got a one-man office down in Houston that’s doing a fabulous job for us, but it’s basically blocking and tackling in our backyard. We rarely, rarely leave our backyard unless it’s in oil and gas, so we go to where oil and gas is produced or the Warehouse, and in the case of the Warehouse, I think we’re probably in 30 states where we’re generating volumes in one form or another. But our core business is very Dallas-centric.

When we do real estate, I like doing - we had this conversation yesterday, because we were looking at an out-of-market real estate deal, and at the end, I said, “I just don’t like it. It’s not a bad deal. It’s just not in our backyard.” There’s some comfort, I get, in the driving up and down the street passing buildings we’ve financed and seeing cars out in the parking lots. So we’re just a Dallas-centric - a DFW-centric company, and that’s where the loan growth is coming.

Scott Valentin
I appreciate the color. Thanks very much.

Operator
And our next question comes from Christopher Nolan of FBR & Company. Please go ahead.

Christopher Nolan
Hi. Thanks for taking my questions. How many of these non-accrual energy loans are private-equity backed?

Kevin Hanigan
How many of the ones that we have or how many of the ones that migrated?

Christopher Nolan
The migration, the ones that migrated.

Kevin Hanigan
Neither of the ones that migrated are PE backed.

Christopher Nolan
Oh, so none of - neither one of them?

Kevin Hanigan
Neither one of those two. Some of the $67 million total are. I don't have that number, but I’m going to say a little less than half of the $67 [million] total.

Christopher Nolan
Okay.

Kevin Hanigan
I’m just looking down at the list here.

Christopher Nolan
And should we expect leading into 2017, incremental deposit growth being mostly savings and money market type of deposits?

Kevin Hanigan
We’d like it to be a blend of non-interest-bearing demand, which tends to lag a little bit our loan growth, right? You get a loan on the books, and it takes several months to get deposits moved over, so I think - you know, we’re working on a relationship now that’s got a $75 million demand deposit component to it, so I look for it to be a blend of money market and DDA. Our longer-term goal in DDA is to get our DDA total up closer to 30 percent from the 23 percentage that they’re at today. We think that’s the sweet spot for making money.

Christopher Nolan
And final question, as you’re talking to your clients in energy and real estate, what’s the sense that you’re getting from them in terms of any updraft to their businesses from the changes from the current administration in Washington - timing, enthusiasm, any sort of color you can provide for that?

Kevin Hanigan
Yes, in those two areas, I haven’t heard any particular - I wouldn’t think a wide amount as being particularly more upbeat than anybody else. Maybe the best marker we have, other than we’re just out in the marketplace with 55 lenders and most of the executive team every day, are client events we hosted, and we hosted a big Christmastime client event where we had, I don’t know, probably 200 clients there. And the mood in the room - this was in mid-December probably, December 12 - was very, very upbeat. I think what I sense is people are going to be more willing to invest in longer-term assets, plant and equipment, than they have in the past, because we have more clarity, if you will, or we’re about to have more clarity on tax policy and growth and infrastructure and a few of those other things, so I’d say very upbeat when we had a large group of clients together in December.

Christopher Nolan
Great. Thanks, Kevin.

Operator
And our next question comes from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning.

Kevin Hanigan
Good morning.

Gary Tenner
I just wanted to clarify a couple of things you said, Kevin. Just in terms of the mortgage Warehouse conversation, your outlook in terms of the decline, that was first quarter specific, correct, not the full year number?

Kevin Hanigan
No, not the full year. I expect the second quarter will be fairly robust, probably more skewed towards purchase than refi than it’s been in the past, so the second and third quarters ought to be pretty good, and the fourth quarter ought to look probably like the first quarter.

I think maybe, and I know I said this last year and I was wrong, but maybe we’re finally going to return to the more normal, if you will, seasonality of this business, where Q2 and 3 are good and Q1 and 4 are off a bit. That’s always been kind of what the business has been about, but it has not been about that for the last five years because of the refi boom, but that’s largely coming to an end.

Gary Tenner
Yes, certainly the forecasts and the mix of purchase versus refi for ’17 and your mix seems to support that. Okay. And in terms of the pricing on that business, can you remind us just - you know, you’ve had two kind of up quarters in terms of the average yield in the Warehouse business. As you look at ’17, what do you think there?

Kevin Hanigan
I think it kind of holds steady at where we are. In our case, if you will, I think all of these clients now - we have LIBOR floors there, and they’re all through the LIBOR floor, if you will, and any time rates go up, it’s impacting 100 percent of our clients. That’s the good news, but this is largely funded through FHLB borrowings which also has 100 percent beta, so I think we just hold our own in terms of margin in that business. There might be some downward pressure on spreads, but we are fighting that pretty hard, and I think you saw Q4 over Q3, we actually expanded our weighted average coupon by a couple of basis points in the business, and we’re holding pretty steady at about a 3.30 WAC in the business.

Christopher Nolan
Okay. So the yields in that business should move up with LIBOR, but you’re saying the spread versus the funding should …

Kevin Hanigan
Yes, probably 85 percent of that business is probably funded in our case through the FHLB.

Christopher Nolan
Okay. Perfect. And then on the purchase credit with the $5.5 million discount, did you say you had 8 days or 23 days of benefit in the fourth quarter on that?

Kevin Hanigan
23 days in December.

Christopher Nolan
Okay. Great. Thanks very much.

Operator
And, ladies and gentlemen, as a reminder, if you would like to ask a question, please press star, then 1 at this time. Our next question is a follow-up from Michael Young at SunTrust. Please go ahead.

Michael Young
Hi, guys, just wanted to follow up really quick on the Houston commercial real estate portfolio. Kevin, are there any upcoming rent rolls or re-lease events in that portfolio for ’17 that you could point to?

Kevin Hanigan
No, I think ’17, Michael, it looks just like all the other years in terms of rent roll. Essentially, if you look across that book of business, somewhere between 19 and 21 percent per year of the rent rolls kind of roll through. It’s basically five-year leases - goes with the product that we have. This kind of B, if you will, office product is basically a five-year lease kind of market.

And things are -if you’re thinking particularly about Houston, I think Houston continues to hold up really well. As I just -and we’re tracking this, obviously, very closely, and we’re giving your guys debt service coverage ratios every quarter. Quarter-over-quarter, I will tell you, debt service coverage ratios are off minimally in Houston for where they are, but they’re still really strong.

I do think we’re going to get through this whole - the Houston thing’s not over yet. It hasn’t been as bad as anybody thought, including myself. We’ll see how the rest of it plays out, but our portfolio down there is going to come through this just fine. If we just look across all the asset classes we’ve been in, and been in for a long period of time, our real estate product is just remarkably low in terms of loss, given - losses at all. It just clicks along. It is really rare that we even have a past due in that portfolio. We’re just - if there’s something that we’re really good at, that’s it. We are really good at things we do in our real estate model, and it’s proven out over a really long period of time. I mean, we’re talking certainly sub-10 cumulative losses over a now 13- or 14-year period of time. It’s closer to 7 basis points. That’s been through a couple of cycles too, so it’s really good.

Michael Young
Okay. Great. And then just on the provision for next year, are you still sort of underwriting at a 1 percent reserve on new loan production ex energy and ex Warehouse? Is that kind of the right way to think about it? And then, should we see a little bit lower provision, I guess, related to the re-underwriting of acquired loans next year?

Kevin Hanigan
Yes, absolutely on the last point, and 1 percent is about right. We have some asset classes, including real estate, where we put up a little less than 1 percent because of our long history of very, very low levels of loss, but that’s offset by C&I where we’re putting up a little higher than 1 percent. And I think probably, Michael, it is reasonable to assume for most, if not all, of this year on the energy stuff, I don't think the Q factors change any time soon. I think it’s going to take a longer period of time before we do that, so on new energy deals, we’re still putting up 3.44 percent, exactly. And you could say, “Well, that doesn’t apply to new loans.” It really does. Look, we realize we saw some negative migration, and I think this is pretty much, if not certainly, the last of it, but just because it’s over, I think you’ve got a lot of period of time passed before you start changing your Q factors, and that’s our intention, anyhow. So think 1 percent outside of energy, 3.44 [percent] on energy, and nothing on Warehouse, and that’s a good place to be modeling.

Michael Young
Okay. Perfect. Thanks, guys.

Operator
Thank you. This concludes our question-and-answer session. I’d like to turn the conference back over to management for any final remarks.

CONCLUSION

Kevin Hanigan
Great. Thank you, all, for participating in the call and your questions. We look forward to talking with you all again if not sooner than April. And in April, I stand firm here, we intend to get these NPAs down. It’s the main focus of my day, and I intend to be back here with better news in April. Thank you much.

Operator
And thank you, sir. The conference has now concluded, and we thank you all for attending today’s presentation. You may now disconnect your lines, and have a wonderful day.